CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Euro Fixed Rate Senior Bearer Notes Due 2011	$787,547,443.50	$30,950.62
Euro Fixed Rate Senior Bearer Notes Due 2018	$1,166,466,953.25	$45,842.16

(1)	The U.S. dollar equivalent of the maximum aggregate offering price has been calculated using an exchange rate of $1.5669 per €1.00 as of May 20, 2008.

PROSPECTUS Dated January 25, 2006 PROSPECTUS SUPPLEMENT Dated January 4, 2008	Pricing Supplement No. 677 to Registration Statement No. 333-131266 Dated May 20, 2008 Rule 424(b)(2)

GLOBAL MEDIUM-TERM NOTES, SERIES G
Euro Fixed Rate Senior Bearer Notes Due 2011
Euro Fixed Rate Senior Bearer Notes Due 2018

We, Morgan Stanley, may not redeem the Global Medium-Term Notes, Series G, Euro Fixed Rate Senior Bearer Notes Due 2011 (the “fixed rate notes due 2011”) or the Global Medium-Term Notes, Series G, Euro Fixed Rate Senior Bearer Notes Due 2018 (the “fixed rate notes due 2018” and together with the fixed rate notes due 2011, the “notes”) prior to the maturities thereof other than under the circumstances described under “Description of Notes—Tax Redemption” in the accompanying prospectus supplement.

The fixed rate notes due 2011 offered hereby constitute a further issuance of, and will be consolidated with, the Global Medium-Term Notes, Series G, Euro Fixed Rate Senior Bearer Notes Due 2011 issued by us on April 15, 2008.  The fixed rate notes due 2011 offered hereby initially will be issued in temporary global bearer form and designated by the temporary ISIN and temporary common code noted below.  After an initial period required for tax certification, which we expect to be completed on or prior to July 6, 2008, we expect the fixed rate notes due 2011 offered hereby to be exchanged for notes in permanent global bearer form and to trade interchangeably with the previously issued Global Medium-Term Notes, Series G, Euro Fixed Rate Senior Bearer Notes Due 2011 under the permanent ISIN and permanent common code noted below assigned to the previously issued Global Medium-Term Notes, Series G, Euro Fixed Rate Senior Bearer Notes Due 2011.

Application will be made to the Financial Services Authority (in its capacity as competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000) for the notes described herein to be admitted to the Official List of the UK Listing Authority and application will be made to the London Stock Exchange plc for such notes to be admitted to trading on the Regulated Market of the London Stock Exchange plc. No assurance can be given that such applications will be granted.

This document constitutes the pricing supplement relating to the issuances of notes described herein.

We will issue the notes only in bearer form, which form is further described under “Description of Notes—Forms of Notes” in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

We describe the basic features of the notes in the section of the accompanying prospectus supplement called “Description of Notes” and in the section of the accompanying prospectus called “Description of Debt Securities—Fixed Rate Debt Securities”, in each case subject to and as modified by the provisions described below.

Fixed Rate Notes Due 2011		Fixed Rate Notes Due 2018
Principal Amount:	Euro 500,000,000	Principal Amount:	Euro 750,000,000
Maturity Date:	April 15, 2011	Maturity Date:	December 28, 2018
Settlement Date		Settlement Date
(Original Issue Date):	May 28, 2008	(Original Issue Date):	May 28, 2008
Interest Accrual Date:	April 15, 2008	Interest Accrual Date:	May 28, 2008

(continued on the next page)		(continued on the next page)

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement and prospectus, as applicable.

MORGAN STANLEY

LLOYDS TSB CORPORATE MARKETS	COMMERZBANK CORPORATES AND MARKETS	DEUTSCHE BANK
BARCLAYS CAPITAL	MEDIOBANCA S.P.A	SANTANDER GLOBAL BANKING AND MARKETS
UNICREDIT (HVB)	CAJA MADRID	FORTIS BANK
ING WHOLESALE BANKING	KBC INTERNATIONAL GROUP	STANDARD CHARTERED BANK

Fixed Rate Notes Due 2011 (continued)		Fixed Rate Notes Due 2018 (continued)
Issue Price:	100.523%, plus accrued	Issue Price:	99.259%
	interest	Specified Currency:	Euro
Specified Currency:	Euro	Redemption Percentage
Redemption Percentage		at Maturity:	100%
at Maturity:	100%	Interest Rate:	6.50% per annum (calculated
Interest Rate:	6.50% per annum (calculated		on an actual/actual (ISDA) day
	on an actual/actual (ISDA) day		count basis)
	count basis)	Interest Payment Dates:	Each December 28,
Interest Payment Dates:	Each April 15, commencing		commencing December 28,
	April 15, 2009		2009
Interest Payment Period:	Annual	Interest Payment Period:	Annual
Minimum Denominations:	Euro 50,000 and integral	Minimum Denominations:	Euro 50,000 and integral
	multiples of Euro 50,000 in		multiples of Euro 50,000 in
	excess thereof		excess thereof
Business Days:	London, TARGET Settlement	Business Days:	London, TARGET Settlement
	Day and New York		Day and New York
Temporary ISIN:	XS0366097029	ISIN:	XS0366102555
Permanent ISIN:	XS0358344942	Common Code:	036610255
Temporary Common Code:	036609702	Form:	Bearer; New Global Note form
Permanent Common Code:	035834494		(intended to be Eurosystem
Form:	Bearer; New Global Note form		eligible)
	(intended to be Eurosystem	Other Provisions:	None
eligible)
Other Provisions:	None

Supplemental Information Concerning Plan of Distribution

On May 20, 2008, we agreed to sell to the managers listed in this pricing supplement, and they severally agreed to purchase, the principal amounts of notes set forth opposite their respective names below at a net price of 100.373%, plus accrued interest, for the fixed rate notes due 2011, and at a net price of 98.809%, plus accrued interest, if any, for the fixed rate notes due 2018, each of which we refer to as the “purchase price” for the respective notes.  The purchase price for the fixed rate notes due 2011 equals the stated issue price of 100.523%, plus accrued interest, less a combined management and underwriting commission of 0.15% of the principal amount of the fixed rate notes due 2011, and the purchase price for the fixed rate notes due 2018 equals the stated issue price of 99.259%, plus accrued interest, if any, less a combined management and underwriting commission of 0.45% of the principal amount of the fixed rate notes due 2018.

Name	Principal Amount of Fixed Rate Notes Due 2011	Principal Amount of Fixed Rate Notes Due 2018
Morgan Stanley & Co. International plc	Euro 405,000,000	Euro 607,500,000
Lloyds TSB Bank plc	20,000,000	30,000,000
Commerzbank Aktiengesellschaft	15,000,000	22,500,000
Deutsche Bank AG, London Branch	15,000,000	22,500,000
Barclays Bank PLC	5,000,000	7,500,000
Banca di Credito Finanziario S.p.A	5,000,000	7,500,000
Banco Santander, S.A.	5,000,000	7,500,000
Bayerische Hypo- und Vereinsbank AG	5,000,000	7,500,000
Caja de Ahorros y Monte de Piedad de Madrid	5,000,000	7,500,000
Fortis Bank nv-sa	5,000,000	7,500,000
ING Belgium SA/NV	5,000,000	7,500,000
KBC Bank NV	5,000,000	7,500,000
Standard Chartered Bank	5,000,000	7,500,000
Total	Euro 500,000,000	Euro 750,000,000

PS-2

European Union Transparency Directive

The European Union Directive 2004/109/EC (the “Transparency Directive”) may be implemented in a manner which could be burdensome for companies such as us. In particular, we may be required to prepare financial statements in accordance with accounting standards other than U.S. GAAP. We are under no obligation to maintain the listing of the notes, and prospective purchasers of notes should be aware that, in circumstances where a listing of the notes by the UK Listing Authority would require preparation of financial statements in accordance with standards other than U.S. GAAP, or in any other circumstances where the Transparency Directive is implemented in a manner that, in our opinion, is burdensome, the notes may be de-listed.  In such a case of de-listing, we may, but are not obliged to, seek an alternative listing for the notes on a stock exchange outside the European Union or otherwise on a market within the European Union as to which the Transparency Directive would not apply.  However, if such an alternative listing is not available or is, in our opinion, burdensome, an alternative listing for the notes may not be considered.  Although no assurance is made as to the liquidity of the notes as a result of listing by the UK Listing Authority, de-listing the notes may have a material adverse effect on a noteholder’s ability to resell the notes in the secondary market.

United States Federal Income Taxation

The fixed rate notes due 2011 will be treated as part of the same “issue” as the Global Medium-Term Notes, Series G, Euro Fixed Rate Senior Bearer Notes Due 2011 issued by us on April 15, 2008 (the “old notes”) for U.S. federal income tax purposes. Accordingly, for U.S. federal income tax purposes, the issue price and issue date of the fixed rate notes due 2011 will be the same as those of the old notes.

PS-3